Exhibit 99.1

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Contact:
Brad Allen
Imation Corp
651-704-5818
bdallen@imation.com
Imation’s E.P.S. from Continuing Ops Doubles
on Solid 15.2% Revenue Growth for Q3
Revenue Hits $298.6 Million
Diluted E.P.S. from Continuing Operations Rises to $0.48
Company Increases Full Year Outlook
OAKDALE, MN (October 19, 2005) — Imation Corp (NYSE:IMN) today released financial results for the third quarter ended September 30, 2005.
Highlights for the quarter include:
•	Revenue growth of 15.2 percent over Q3 2004 to $298.6 million with a gross margin of 23.6 percent compared with gross margin of 22.8 percent a year ago;

•	Operating income of $23.6 million, or 7.9 percent of revenue compared with $6.7 million or 2.6 percent of revenue a year ago;

•	Fully diluted E.P.S. from continuing operations of $0.48, an increase of 100 percent compared with $0.24 a year ago;

•	Cash flow from operations totaled $21.3 million and total cash and liquid investments increased $27.9 million in the quarter to a total of $474.0 million as of September 30, 2005.
A teleconference is scheduled for 9:00 a.m. Central Daylight Time today, October 19, 2005. The call-in number is 866-837-9781 (See webcast and replay information at the bottom of this release).
Bruce Henderson, Imation chairman and CEO, said: “We are extremely pleased with our third quarter results and the continuing solid momentum we have generated this year. We saw broad-based revenue growth across major product categories in optical, tape and flash media and across all major regions, led by Europe and Asia-Pacific and we remain confident in our overall business and competitive position, and optimistic about the data storage industry.”
“Record petroleum prices have put upward pressure on raw material, transportation and utility costs, however. In addition to our on-going cost reduction programs and lean enterprise initiatives, we are looking at other actions including selective price increases. Even with these challenges, overall growth in demand for data storage capacity remains strong and is a positive for our business. Based on our performance year-to-date and our momentum entering the fourth quarter, we anticipate a strong finish, which is reflected in our increased revenue and earnings guidance.” (Please see “Business Outlook” at the end of this release.)

Third Quarter 2005 Financial Highlights
(Adjusted to reflect the reclassification of Specialty Papers as a discontinued operation*)
(dollars in millions, except for per share amounts)
(Unaudited)

	Quarter ended September 30		Nine months ended September 30
	2005	2004	2005	2004
Net Revenue	$298.6	$259.3	$915.1	$857.9
Gross Profit	$70.5	$59.0	$228.0	$216.2
% of Revenue	23.6%	22.8%	24.9%	25.2%
SG&A	$33.8	$38.6	$110.2	$124.2
% of Revenue	11.3%	14.9%	12.0%	14.5%
R&D	$13.1	$13.7	$39.1	$43.3
% of Revenue	4.4%	5.3%	4.3%	5.0%
Restructuring Charge	$—	$—	$—	$3.1
Operating Income	$23.6	$6.7	$78.7	$45.6
% of Revenue	7.9%	2.6%	8.6%	5.3%
Income from Continuing Operations (after tax)	$16.8	$8.7	$63.4	$34.7
Diluted Earnings per Share from Continuing Operations	$0.48	$0.24	$1.84	$0.96
Net Income (incl disc ops)	$16.8	$9.6	$69.5	$37.8
Diluted Earnings per Share (incl disc ops)	$0.48	$0.27	$2.01	$1.05
Operating Cash Flows	$21.3	$19.9	$47.3	$50.0

	% Y-o-Y Change
	Q3 05 vs Q3 04	YTD 05 vs YTD 04
Net Revenue	15.2%	6.7%
Gross Profit	19.5%	5.5%
SG&A	-12.4%	-11.3%
R&D	-4.4%	-9.7%
Operating Income	252.2%	72.6%
Income from Continuing Operations (after tax)	93.1%	82.7%
Diluted Earnings per Share from Continuing Operations	100.0%	91.7%
Net Income	75.0%	83.9%
Fully Diluted Earnings per Share (incl disc ops)	77.8%	91.4%
* The sale of the Specialty Papers (SP) business segment closed June 30, 2005 and results for SP for the current and prior periods, including the gain on the sale, have been reported as discontinued operations in accordance with the applicable accounting rules.
Net Revenue: Total company revenue of $298.6 million for the quarter represented a 15.2 percent increase over $259.3 million in revenue from the third quarter of the prior year. Volume growth continued strong at nearly 20 percent, with pricing pressure of approximately five percent — the lowest it has been in several quarters. Foreign currency had less than a one percent positive revenue impact in the quarter.

Revenue grew in all regions and was strongest in Europe and Asia-Pacific. Non-U.S. revenue represented approximately 62 percent of total revenue for the quarter compared with 58 percent for the third quarter of 2004. For the nine month period ended September 30, 2005, revenue was $915.1 million, up 6.7 percent from revenue of $857.9 million for the comparable period in 2004.
Gross Margin: Gross margin of 23.6 percent of revenue for the third quarter 2005 is compared to 22.8 percent last year. The year-over-year improvement in gross margin was primarily due to increased utilization of our Tera Ångstrom tape coating facility, significantly improved optical margins, as well as improved margins in some tape products, offset in part by product mix. Gross margin declined sequentially from 25.0 percent in the second quarter of 2005, due primarily to increased purchased goods costs for optical products.
Operating Expenses: Selling, general and administrative (SG&A) spending of $33.8 million is compared to $38.6 million from the comparable quarter a year ago, and research and development (R&D) spending of $13.1 million is compared to $13.7 million for Q3 2004. These declines were driven primarily by SG&A cost reduction actions taken at the end of 2004 and refocusing of R&D. In addition, SG&A was benefited in the quarter by a gain of $1.0 million related to a sale of property.
Operating Income: Operating income for the quarter was $23.6 million, or 7.9 percent of revenue, an increase of $16.9 million from operating income of $6.7 million, or 2.6 percent of revenue for the third quarter of 2004. Operating income for the nine months ended September 30, 2005 was $78.7 million, up $33.1 million from the $45.6 million of the comparable period a year ago. The nine month period a year ago was negatively impacted by inventory-related charges of $9 million as well as a $3.1 million restructuring charge primarily related to the planned closure of our Tucson manufacturing plant before the end of the current year (both charges taken in Q2 2004).
Non-Operating Income/Expense, Taxes: Net non-operating income increased to $1.7 million for the third quarter compared to net non-operating income of $0.5 million for the third quarter of 2004, driven by increased interest income. The Company’s tax rate during the quarter was approximately 34 percent.
Earnings per Share from Continuing Operations: Diluted earnings per share from continuing operations totaled $0.48 in Q3 2005 as compared with $0.24 for the comparable period in 2004.
Discontinued Operations and Net Income: Net income of $16.8 million for the quarter ended September 30, 2005 is compared with net income of $9.6 million for Q3 2004, which included $0.9 million from discontinued operations a year ago. For the nine months ended September 30, 2005, net income totaled $69.5 million, which included $6.1 million of discontinued operations compared with $37.8 million, including $3.1 million from discontinued operations a year ago.
Cash Flow, Working Capital and Balance Sheet: Cash generated from operations totaled $21.3 million for the quarter. At quarter end, $32.5 million of the Company’s cash was invested in high quality interest bearing securities with maturities greater than 90 days and thus classified in other current assets. Ending cash and equivalents of $441.5 million, plus these investments, totaled $474.0 million at the end of Q3 compared with $446.1 million at the end of the second quarter of 2005. Days of inventory supply and days sales outstanding both remained flat compared with the second quarter at 68 days and 46 days, respectively. Capital spending was $5.2 million and depreciation and amortization totaled $9.9 million during the quarter. Dividend payments totaled $4.1 million in the quarter and $11.6 million for the nine months ended September 30, 2005.

Business Outlook
The basis of the Company’s business outlook for the fourth quarter and full year is subject to the risks and uncertainties described below.
•	Total company revenue for the fourth quarter is targeted to be flat to up four percent versus Q4 2004, to a range of $315 million to $330 million. This represents full year revenue growth of five to six percent for 2005, up from previous guidance of three to five percent growth.

•	Operating income for the fourth quarter is targeted between $23 million and $25 million, resulting in full year 2005 operating income between $102 million and $104 million. The Company’s previous guidance was $93 million to $98 million. The Company’s operating income of $44.6 million in 2004 included charges of $25.2 million from restructuring and other items. Thus, full year 2005 operating income is estimated to grow between 46 and 49 percent over the $69.8 million in 2004 as adjusted to eliminate the 2004 restructuring and other items.

•	Fully diluted E.P.S. from continuing operations in the fourth quarter is targeted between $0.44 and $0.48. For the full year, fully diluted E.P.S. from continuing operations is now targeted between $2.28 and $2.32, up from previous guidance of $2.10 to $2.17. As a reminder, in Q1 2005 the Company recorded a $0.35 per share benefit from a favorable tax ruling, which is included in the full year E.P.S. targets cited above.

•	Capital spending for 2005 is targeted in the range of $20 million to $25 million, down from previous guidance of $25 million to $30 million.

•	Depreciation and amortization for 2005 remains targeted at $40 million.
Comparison of GAAP to Non-GAAP Financial Measures
The impact of restructuring and other items on operating income for 2004, as described above, is provided solely to assist an investor’s understanding of these items on the comparability of the Company’s operations. This information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.
Webcast and Replay Information
A live webcast of Imation Corp.’s third quarter teleconference will be available on the Internet on a listen-only basis at http://ir.imation.com or www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 p.m. Central Daylight Time on October 19, 2005, until 5:00 p.m. Central Daylight Time on October 25, 2005, by dialing 866-219-1444 (access code 760249). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation Corp
Imation Corp is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. Additional information about Imation is available on the Company’s website at www.imation.com, or by calling 1-888-466-3456.
Risk and Uncertainties
Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The Company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors are continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the Company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer and other strategic relationships, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, availability and price of key raw materials or critical components, including polycarbonate resins, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth, from time to time, in the Company’s filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Net revenue	$298.6	$259.3	$915.1	$857.9
Cost of goods sold	228.1	200.3	687.1	641.7

Gross profit	70.5	59.0	228.0	216.2

Operating expenses:
Selling, general and administrative	33.8	38.6	110.2	124.2
Research and development	13.1	13.7	39.1	43.3
Restructuring and other	—	—	—	3.1

Total	46.9	52.3	149.3	170.6

Operating income	23.6	6.7	78.7	45.6

Other (income) and expense:
Interest income	(3.3)	(1.3)	(7.7)	(3.4)
Interest expense	0.2	0.2	0.5	0.5
Other, net	1.4	0.6	6.2	2.7

Total	(1.7)	(0.5)	(1.0)	(0.2)

Income from continuing operations before income taxes	25.3	7.2	79.7	45.8

Income tax provision	8.5	(1.5)	16.3	11.1

Income from continuing operations	16.8	8.7	63.4	34.7

Discontinued Operations:
Income from operations of discontinued business, net of income taxes	—	0.9	1.5	3.1
Gain on disposal of discontinued business, net of income taxes	—	—	4.6	—

Income from discontinued operations net of income taxes	—	0.9	6.1	3.1

Net income	$16.8	$9.6	$69.5	$37.8

Basic earnings per common share:
Continuing operations	$0.49	$0.25	$1.87	$0.98
Discontinued operations	$—	$0.03	$0.18	$0.09
Net income	$0.49	$0.27	$2.05	$1.07

Diluted earnings per common share:
Continuing operations	$0.48	$0.24	$1.84	$0.96
Discontinued operations	$—	$0.03	$0.18	$0.09
Net income	$0.48	$0.27	$2.01	$1.05

Weighted average basic shares outstanding	34.1	35.0	33.9	35.3

Weighted average diluted shares outstanding	34.9	35.7	34.5	36.0

Cash dividend per share	$0.12	$0.10	$0.34	$0.28

IMATION CORP.
CONSOLIDATED BALANCE SHEET STATEMENT
(In millions)
(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets
Cash and equivalents	$441.5	$397.1
Accounts receivable — net	176.9	181.0
Inventories	167.1	131.3
Other current assets	79.5	76.6

Total current assets	865.0	786.0

Property, plant and equipment — net	197.5	214.4
Other assets	72.6	110.2

Total assets	$1,135.1	$1,110.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$129.3	$128.2
Accrued payroll	20.4	11.7
Other current liabilities	100.0	135.3

Total current liabilities	249.7	275.2

Other liabilities	46.6	48.6

Shareholders’ equity	838.8	786.8

Total liabilities and shareholders’ equity	$1,135.1	$1,110.6

Certain of the Company’s funds are in active cash management and are thus classified in other current assets or other assets depending on the remaining maturity. Total cash and equivalents plus these investments are:

	September 30,	December 31,
	2005	2004
Cash and equivalents	$441.5	$397.1
Cash investments	32.5	42.5

Total cash and other cash investments	$474.0	$439.6

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)
Operations & Cash Flow — Additional Information ($ Millions)

	Quarter ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Gross Profit	$70.5	$59.0	$228.0	$216.2
Gross Margin %	23.6%	22.8%	24.9%	25.2%
Operating Income	$23.6	$6.7	$78.7	$45.6
Operating Income %	7.9%	2.6%	8.6%	5.3%
Capital Spending	$5.2	$8.1	$14.7	$28.4
Depreciation	$8.7	$7.0	$25.4	$27.6
Amortization	$1.2	$2.4	$4.4	$7.0
Tax Rate	34%	N/A	20%	24%
Asset Utilization Information *

	September 30,	December 31,
	2005	2004
Days Sales Outstanding (DSO)	46	45
Days of Inventory Supply	68	53
Debt to Total Capital	0.0%	0.0%
Other Information

Approximate employee count as of September 30, 2005:	2,225
Book value per share as of September 30, 2005:	$24.60
Shares used to calculate book value per share (millions):	34.1
In the third quarter of 2005, Imation did not repurchase shares of its stock. Authorization for repurchase of an additional 3.3 million shares remains outstanding.
Revenues by Area ($ Millions)

	Quarter ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
United States	$114.4	$108.5	$333.6	$335.5
% of total	38%	42%	36%	39%
International	$184.2	$150.8	$581.5	$522.4
% of total	62%	58%	64%	61%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.